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                                                                      EXHIBIT 22


                         SUBSIDIARIES OF THE REGISTRANT

                                        State of
                                        Incorporation

TPEG Management, Inc.                   Delaware
Out of Pocket Pictures, Inc.            California
Plan of Attack Productions, Inc.        California
In For Life, Inc.                       California
Tales of Midnight Productions, Inc.     California
DSL Productions, Inc.                   Delaware
Light & Easy Cooking, Inc.              California
Superstars of Action, Inc.              California
Home Green Home, Inc.                   California